EXHIBIT 99

FOR IMMEDIATE RELEASE                   Contact:  Mr. Charles R. Ofner
                                                        (281) 496-5000

             W. D. Kent Derrick Equipment Set Lost


August 22, 1997, Houston, Texas...Reading & Bates Corporation (RB-NYSE) announced today that the tender supported drilling unit "W. D. KENT" lost its derrick equipment set as a result of a blowout and fire at a location offshore Indonesia. Personnel were safely evacuated from the operator's platform on which the derrick equipment set was operating, and the tender barge was pulled safely away from the platform. No injuries were sustained by personnel, and there was no damage to the tender. The Company believes that the physical damage and business interruption insurance coverage in place is adequate and that such loss will result in minimal financial impact.

Reading & Bates Corporation is a New York Stock Exchange listed company, providing offshore drilling services throughout the world. Its wholly owned subsidiary, Reading & Bates Development Co., engages in the business of acquiring interests in offshore oil and gas properties and thereby participates in reservoir risk sharing. Through its TOPS joint venture, a full range of field development contracting alternatives is offered to oil and gas companies, including such services as drilling, marine and subsea construction and production facilities. In July, Reading & Bates and Falcon Drilling Company Inc. announced that they have agreed to combine their companies into a new company--R&B Falcon Corporation--which will operate the world's largest offshore drilling fleet.

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